Exhibit 23(a)





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of West Pharmaceutical Services, Inc., which is incorporated by reference in West Pharmaceutical Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 17, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.




PricewaterhouseCoopers LLP


Philadelphia, PA
May 3, 2004